EXHIBIT 23.1

CONSENT OF KPMG LLP

Independent Auditors' Consent

The Board of Directors
Tom Brown, Inc.:

        We consent to the incorporation by reference in the registration statements Nos. 33-42991, 33-60191, 33-60842, 333-13157, 333-30069, 333-42011, 333-56577, 333-69353, 333-89031, 333-89033, 333-31426, 333-51320, 333-57814 and 333-74268 on Form S-8 of Tom Brown, Inc. of our report dated February 20, 2003, with respect to the consolidated balance sheet of Tom Brown, Inc. as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of Tom Brown, Inc.

KPMG LLP
Denver, Colorado
August 1, 2003